Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)           Registration Number 333-63980


                                  $460,000,000

                         DIAMOND OFFSHORE DRILLING, INC.

                  1-1/2% CONVERTIBLE SENIOR DEBENTURES DUE 2031

                           --------------------------

           This prospectus supplement relates to the resale by the holders of our 1-1/2% Convertible Senior Debentures Due 2031 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 23, 2001. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.



                                                                PRINCIPAL AMOUNT OF           PERCENTAGE          NUMBER OF
                                                                    DEBENTURES                    OF             CONVERSION
                                                                  BENEFICIALLY OWNED          DEBENTURES         SHARES THAT
NAME (1)                                                          THAT MAY BE SOLD            OUTSTANDING        MAY BE SOLD (2)
--------                                                          ----------------            -----------        ---------------
MFS Total Return Fund.......................................        $    1,430,000                0.31%              29,168


 ___________________________
(1)   Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

(2)   The conversion shares do not total 9,382,988 shares due to rounding resulting from the elimination of fractional shares.

                           --------------------------

                 The date of this prospectus supplement is February 7, 2003.
